Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA  95032

Akeena Solar Revises 2008 Revenue Growth Rate Guidance

LOS GATOS, Calif., December 16, 2008 (GlobeNewswire via COMTEX News Network) -- Akeena Solar, Inc. (Nasdaq:AKNS), a leading designer and installer of solar power systems, today issued revised guidance for the fiscal year ending December 31, 2008. Due to delayed installations at a few large commercial projects, the company now anticipates 2008 annual revenue growth to be in the range of 25% - 30% over 2007.  Previously, management had estimated year-over-year revenue growth in 2008 to be between 30% - 40%.

"As several large commercial projects got underway during the quarter, our customers encountered construction management issues that caused the solar installation phase to be pushed out into early 2009,” said Barry Cinnamon, president and chief executive officer. “In contrast to the lumpiness of the commercial business, residential installations generally remain on schedule, and new residential project bookings are meeting our expectations as the benefits of our Andalay technology continue to gain recognition.  With the economic benefit to customers from the passage of the ITC, we still expect to see a rise in demand in 2009 for residential and commercial projects and to reach cash flow breakeven in the second half,” concluded Cinnamon.

About Akeena Solar, Inc.
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's new integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website at www.akeena.com.

Lippert / Heilshorn & Associates
Investor Relations:
Jody Burfening
Amy Gibbons
agibbons@lhai.com
(212) 838-3777

Akeena Solar, Inc.
Barry Cinnamon, President and CEO
(408) 402-9400
bcinnamon@akeena.com